Exhibit 5.1

August 6, 2024

Sonim Technologies, Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

Re:	At-The-Market Offering pursuant to Registration Statement on Form S-3 (Registration No. 333-278577); Shares of common stock, par value $0.001 per share, having an aggregate offering price of up to $8,943,000

Ladies and Gentlemen,

We have acted as special counsel to Sonim Technologies, Inc., a Delaware corporation, (the “Company”) in connection with the offer and sale from time to time by the Company through Roth Capital Partners, LLC (the “Agent”), as the sales agent, of shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $8,943,000, to be issued pursuant to a registration statement on Form S-3 originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 9, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) and declared effective on May 3, 2024, the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement thereto relating to the Shares dated as of the date hereof filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and sales agreement, dated as of August 6, 2024, by and between the Company and the Agent (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon: (a) the Registration Statement, the Prospectus, and the Sales Agreement, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (c) such other records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, that each individual executing any of the documents, whether on behalf of such individual or another person, is legally competent to do so, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

With respect to our opinion, we have assumed that upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.

August 6, 2024 Page 2

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that, as of the date hereof, the Shares have been duly authorized for issuance by the Company and, when the Shares shall have been (i) duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and (ii) have been issued by the Company against payment therefor at a price per share not less than the per share par value of Common Stock in the circumstances contemplated by the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on, and is limited to the General Corporation Law of the State of Delaware, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Venable LLP